LANGUAGE ACCESS NETWORK, INC.
111 West Rich Street
Suite 150
Columbus, Ohio 43215

November 29, 2006

Healinc, LLC
and
Eliane Uscher and Dr. Stanley Schoenbach
3333 Henry Hudson Parkway
Suite 1A
Riverdale, New York 10463

Re: Binding Letter of Intent for Language Access Network, Inc. to Acquire Healinc Telecom LLC

Ladies and Gentlemen:

This letter of intent sets forth the principal terms under which Language Access Network, Inc., a Nevada corporation (“LAN”), will acquire Healinc Telecom LLC, a New York limited liability company (“HT”), which is wholly owned by Healinc, LLC, a Delaware limited liability company (“HLLC”), from HLLC. Dr. Stanley Schoenbach (“Dr. Schoenbach”) and/or Eliane Uscher (“Ms. Uscher”) are the sole member(s) of HLLC (both of them, together with HLLC, individually and/or collectively the “Sellers”). In the acquisition by LAN of HT, the Sellers represent and LAN thus understands that the entire assets and business for providing Video Relay Services operated directly and/or indirectly by the Sellers are in and conducted by HT. In this letter of intent, (i) LAN and the Sellers are sometimes called the “Parties” and (ii) LAN’s acquisition of HT is sometimes called the “Acquisition.” This letter of intent shall be binding and enforceable and inure to the benefit of the Parties and their respective successors and assigns as more specifically set forth herein.

The principal terms of the Acquisition are as follows:

1. Acquisition Structure. The Acquisition will be structured as a reverse triangular merger in which HT is merged with and into a wholly owned subsidiary of LAN which has been formed for that purpose, with HT surviving such merger as the wholly owned subsidiary of LAN. As described below under Acquisition Consideration, in such merger HLLC will receive shares of LAN in exchange for all of the outstanding membership interests in HT. HLLC shall have the right to assign such shares of LAN to either or both of the other Sellers.

2. Acquisition Consideration. As consideration in the Acquisition in exchange for all of the outstanding membership interests in HT, the Sellers will receive a purchase price equal to $2,744,563.50 in the aggregate (the “Purchase Price”), which Purchase Price shall be payable by the delivery by LAN to HLLC (or one or both of the other Sellers)

designated by HLLC) of an aggregate number of 784,161 shares of LAN which the Parties agree shall for these purposes be valued at $3.50 per share. The Purchase Price to be so paid assumes that HT has member equity (determined in accordance with generally accepted accounting principles) of at least $340,000 as of the Closing.

3. Employment/Non-Competition Agreements/Stock Options.

(a) HT and Dr. Schoenbach will enter into an employment agreement running from the Closing through and including December 31, 2009. Such employment agreement will be non-cancelable except for cause or the death or permanent disability of Dr. Schoenbach. Under such employment agreement, Dr. Schoenbach will agree to serve as HT’s chief executive officer at a salary of $125,000 per year, and will for each full calendar year of employment be entitled to a bonus payable to him (or to his estate in the event of his death after the completion of the full calendar year and prior to payment to him) within seventy-five (75) days after the calendar year end which is calculated as follows:

(i) In the event that HT’s earnings before interest, expense, taxes, depreciation and amortization based on an independent audit (“EBITDA”), without taking into consideration the bonus calculated for Dr. Schoenbach, equals or exceeds $500,000 (the “EBITDA Target”), then a bonus payment in the amount of 5% of the actual such EBITDA amount shall be paid to Dr. Schoenbach;

(ii) In the event that such EBITDA amount is less than the EBITDA Target but a minimum of 80% or more of the EBITDA Target is earned, then a bonus payment in the amount of 3% of the actual such EBITDA amount, multiplied by the actual percentage of the EBITDA Target which was achieved, shall be paid to Dr. Schoenbach; and

(iii) In all events such bonus payment for any calendar year shall not exceed $187,500.

As an employee under such employment agreement, Schoenbach will be subject to an employment-related non-competition restriction in favor of LAN and HT which runs for the term of his employment with HT and for a period of one (1) year thereafter, provided that such restriction shall terminate if and at such time as HT is transferred to the Sellers pursuant to Section 5(b)(i).

(b) Additionally, each of the Sellers will execute an Acquisition-related non-competition agreement in favor of LAN and HT which runs for a term of five (5) years, provided that such restriction shall terminate if and at such time as HT is transferred to the Sellers pursuant to Section 5(b)(i).

(c) Further, Dr. Schoenbach will receive without cost the following stock options for LAN stock exercisable at any time within the five (5) year period following the granting thereof at an option exercise price of $3.50 per share of LAN stock (in the case of any of clauses (ii) through (iv) below, where Dr. Schoenbach’s death occurs after accrual of the options grant right but prior to the actual granting thereof, such options grant shall be made instead to Dr. Schoenbach’s estate):

(i) Options granted at the Closing for 203,000 shares of LAN stock by reason of his employment as the chief executive officer of HT;

(ii) If $3 million or more of gross revenue is attained in the first full calendar year of his employment, options for an additional 250,000 shares of LAN stock granted within ninety (90) days after the end of such calendar year;

(iii) If $7.5 million or more of gross revenue is attained in the second full calendar year of his employment, options for an additional 250,000 shares of LAN stock granted within ninety (90) days after the end of such calendar year; and

(iv) If $12.5 million or more of gross revenue is attained in the third full calendar year of his employment, options for an additional 500,000 shares of LAN stock granted within ninety (90) days after the end of such calendar year.

4. Investment Representations of Sellers. The Sellers will make the following investment representations and warranties to LAN:

(a) Each of the Sellers will be receiving the shares of LAN in the Acquisition for investment solely for its, his or her own account and not with a present view to any distribution, transfer or resale to others, including any “distribution” within the meaning of Securities Act of 1933, as amended (the “Securities Act”). Each of the Sellers understands that such shares of LAN have not and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of its, his or her representations made with respect to the investment. LAN will provide to the Sellers “piggyback” registration rights upon any registration of the LAN stock, with LAN paying the Sellers’ costs with respect thereto typically paid by the registering company.

(b) The Sellers are financially able to bear the economic risks of an investment in the shares of LAN and have no need for liquidity in the Acquisition. The Sellers are financially able to suffer a complete loss of the investment in the shares of LAN.

(c) The Sellers have such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to that evidenced by the shares of LAN so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, making an informed business decision with regard to and protecting its, his or her own interests in connection with receiving shares of LAN.

(d) The Sellers have been provided with and had the opportunity to review all filings made by LAN with the United States Securities and Exchange Commission, which filings are available at the SEC’s web site at www.sec.gov.

(e) The Sellers understand that a limited public market now exists for the shares of LAN and that LAN has made no assurances that a more active public market will ever exist for the shares of LAN.

(f) The Sellers understand that the shares of LAN will be transferred to it, him or her pursuant to exemptions from the registration requirements of federal and applicable state securities laws and acknowledge that LAN is relying upon the investment and other representations made herein as the basis for such exemptions.

5. Other Terms.

(a) The Sellers and LAN will make the typical comprehensive Acquisition-related representations and warranties to LAN and the Sellers, respectively, and will provide the typical comprehensive Acquisition-related covenants, indemnities and other protections for the benefit of LAN and the Sellers, respectively.

(b) In the event that the value of the shares of LAN is less than $1.00 on such date as is the first anniversary of the date of the Closing, and in the further event that such value remains at less than $1.00 for a period of more than thirty (30) consecutive days from such first anniversary date, then the Sellers shall have the one-time option at any time within sixty (60) days thereafter to do any one of the following: (i) require LAN to participate in unwinding the Acquisition (with the procedures therefor to be detailed in the Definitive Agreement (hereinafter defined)) to the extent permitted by the United States Securities and Exchange Commission and NASD, (ii) receive from LAN as additional Acquisition consideration that number of additional shares of LAN sufficient to have the value of the shares of LAN transferred by LAN to the Sellers (both the shares of LAN received at the Closing and such additional shares of LAN) be equal to the amount of the Purchase Price as of the Closing (including any adjustment thereof pursuant to Section 2), or (iii) require LAN to transfer to the Sellers an aggregate 60% equity interest in HT in exchange for a transfer by the Sellers to LAN of an aggregate 40% of the shares of LAN received by the Sellers in the Acquisition. In connection with any unwinding pursuant to clause (i), LAN hereby agrees to and shall assume and obtain HT’s release from all debt obligations other than payables and other debt incurred for and/or to satisfy operating expenses of HT.

(c) Following the Closing, LAN will assist HT as necessary in making timely payment of HT’s obligations outstanding as of the Closing by lending the amount therefor to HT for such payment.

(d) At the Closing, Ms. Uscher will be elected as a member of the board of HT, to serve initially for an evaluation period of six (6) months. At the end of the evaluation period, Ms. Uscher at her option will either (i) continue on the board and make and receive the LAN Investments (as defined below) or (ii) step down from the board by resigning from it. For this purpose, the “LAN Investments” consist of (I) the purchase by Ms. Uscher from LAN of $100,000 worth of LAN stock at $3.50 per share and (II) the receipt by Ms. Uscher of a grant from LAN of options for 203,000 shares of LAN stock exercisable at any time within the five (5) year period following the granting thereof at an option exercise price of $3.50 per share of LAN stock.

6. Closing. The closing of the Acquisition (the “Closing”) will occur on such date as is designated by LAN and agreed to by the Sellers which is not more than sixty (60) days after the date of this letter of intent. LAN’s and the Sellers’ obligations to proceed with the Closing will be subject to (a) the entry into a formal written definitive agreement between LAN and Sellers (the “Definitive Agreement”), (b) the satisfactory completion of LAN’s ongoing due diligence investigation of HT and its business, (c) the satisfactory completion of any due diligence by the Sellers, (d) the Sellers and/or LAN obtaining all required certificates, permits and approvals in connection with LAN’s operation of HT’s business and (e) the Sellers and LAN executing the necessary documents to complete the Closing.

7. Access. Each of the Sellers on the one hand and LAN on the other hand agree to cooperate with the other Party’s due diligence investigation of the Sellers, HT and LAN and will afford LAN and the Sellers full and free access to HT and all of its personnel, properties, contracts, books and records, and other documents and data.

8. Exclusive Dealing.

(a) The Sellers will not, and will cause HT not to, for a period of sixty (60) days from the date hereof, directly or indirectly, through any representative or otherwise, enter into any agreement, discussion or negotiation with, or provide information to, or solicit, encourage, entertain or otherwise consider any inquiries or proposals from, any other entity or other person with respect to (i) the possible acquisition of the assets and/or business of HT or (ii) any business combination involving HT, whether by way of merger, consolidation, membership interest exchange or other acquisition or otherwise (other than sales of inventory in the ordinary course).

(b) The Sellers will immediately notify LAN regarding any contact between the Sellers, HT and/or their representatives on the one hand and any other entity or other person on the other hand regarding any such offer or proposal or any related inquiry.

(c) If the Sellers breach either of Section 8(a) or Section 8(b), and as a result thereof any of the Sellers or HT enters into a letter of intent or other agreement relating to disposition of any of the assets or business of HT, or any business combination involving HT, whether by way of merger, consolidation, membership interest exchange or other acquisition or otherwise (other than sales of inventory in the ordinary course), and the same is ultimately consummated, then, immediately upon the closing thereof, the Sellers will pay, or cause HT to pay, to LAN the sum $50,000 as liquidated damages.

9. Conduct of Business. Until the Closing, the Sellers shall cause HT to operate its business in the ordinary course and to refrain from any extraordinary transactions.

10. Confidentiality. Except as and to the extent required by law, LAN will not disclose or use, and will direct its representatives not to disclose or use, to the detriment of the Sellers or HT, any Confidential Information (as defined below) with respect to HT furnished, or to be furnished, by the Sellers, HT or their representatives to LAN or its representatives at any time or in any manner other than in connection with LAN’s evaluation of the Acquisition. For purposes of this Section 10, “Confidential Information” means any information about HT stamped “confidential” or identified in writing as such to LAN by the Sellers promptly following its disclosure, unless (a) such information is already known to LAN or its representatives, (b) such information is or becomes publicly available through no fault of LAN or its representatives, (c) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval from any governmental agency having jurisdiction required for the consummation of the Acquisition, or (d) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings but then only pursuant to the terms of this confidentiality agreement. Upon the written request of the Sellers, LAN will promptly, at LAN’s option, return to the Sellers or HT any Confidential Information, or destroy any Confidential Information in its possession and certify in writing to the Sellers that it has done so. LAN shall be responsible for enforcing the provisions of this Section 10 against its representatives to whom the Confidential Information has been disclosed by either the Sellers or LAN. If LAN breaches the provisions of this Section or in the opinion of the Sellers intends to breach the provisions of this Section, the Sellers shall be entitled to seek and obtain injunctive relief with respect thereto. Further, if LAN breaches the provisions of this Section the Sellers shall be entitled to recover all damages provided by law. The Sellers will be subject to the same provisions as set forth above in this Section 10 with respect to confidential information of LAN disclosed to the Sellers.

11. Public Disclosure. On or after the date on which all of the Parties have executed this letter of intent, LAN will issue a press release in a form acceptable to HT. Except for the issuance of such press release, and except as and to the extent required by law, without the prior written consent of the other Parties, no Party will, and each Party will direct its representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of, any of the terms, conditions or other aspects of the Acquisition. If a Party is required by law to make any such disclosure, it must first provide to the other Parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that such disclosure will be made.

12. Costs. LAN and the Sellers will be responsible for and bear all of its, his or her own costs and expenses (including the expenses of its, his or her representatives) incurred at any time in connection with pursuing or consummating the Acquisition. All Parties represent that no broker has brought about or otherwise been involved with this transaction.

13. Indemnification. The Sellers represent and warrant that LAN will not incur any liability in connection with the consummation of the Acquisition to any third party with whom the Sellers or their agents have had discussions regarding any disposition of HT including without limitation any disposition of the outstanding membership interests of HT, and the Sellers agree to indemnify, defend and hold harmless LAN, and its officers, directors, stockholders, lenders and affiliates, against and from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of any such claims caused solely by any act or thing by the Sellers. The covenants contained in this Section 13 will survive any termination of this letter of intent, but will not survive the Closing unless specified otherwise in the Definitive Agreement.

14. Entire Agreement. This letter of intent constitutes the entire agreement between the Parties, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the Parties, relating to the subject matter hereof. This letter of intent may be amended or modified only by a writing executed by all of the Parties.

15. Governing Law.  This letter of intent will be governed by and construed under the laws of the State of Ohio without regard to conflicts of laws principles.

16. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter of intent may be brought against any of the Parties in either the courts of the State of Ohio, County of Franklin, or the Courts of the State of New York, County of New York, if it has or can acquire jurisdiction, or in the United States District Court for the Southern District of Ohio or the United States District Court for the Southern District of New York, and each of the Parties consents to either the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world. The prevailing party in any such action shall be entitled to request and receive its reasonable counsel fees.

17. Counterparts. This letter of intent may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter of intent and all of which, when taken together, will be deemed to constitute one and the same agreement.

18. Definitive Agreement. The Parties now wish to commence negotiating the Definitive Agreement providing for the Acquisition. To facilitate the negotiation thereof, the Parties agree that LAN’s counsel will prepare an initial draft which will reflect the terms set forth in this letter of intent. Notwithstanding anything to the contrary herein, this letter of intent is deemed terminated and no Party will have any other obligations to the other Parties, except as set forth in Sections 8 and 10, if the Definitive Agreement is not signed within 60 days from the date hereof. Further, and notwithstanding anything to the contrary herein, unless and until the Definitive Agreement is signed by the Parties, no Party will be entitled to bring any claim, suit, demand or cause of action against the other Parties for any breach of this letter of intent except for a breach of Sections 8 and/or 10.

[Remainder of Page Intentionally Left Blank]

If you are in agreement with the foregoing, please sign and return one copy of this letter of intent, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,

LANGUAGE ACCESS NETWORK, INC.

By: ______________________
Name: [illegible]
Title: CEO/COO

Agreed and Accepted:

HEALINC, LLC

By: ______________________
Dr. Stanley Schoenbach, Member

By: ______________________
Eliane Uscher, Managing Member

____
Dr. Stanley Schoenbach, Individually

____
Eliane Uscher, Individually